Exhibit 14(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 17, 2002, relating to the financial statements and financial highlights of ING Global Technology Fund, one of the portfolios constituting ING Mutual Funds, which appears in the October 31, 2002 Annual Reports to Shareholders of ING Mutual Funds, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Representations and Warranties" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
February 14, 2003